Exhibit 10.2
AMERICAN COMMERCIAL LINES INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
     THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, including the accompanying Award Notice (the “Award Notice”) issued to the Participant named therein (both of which together shall constitute the “Agreement”), is made as of the Grant Date set forth in the Award Notice between American Commercial Lines Inc., a Delaware corporation (the “Company”), and the Participant, pursuant to the American Commercial Lines Inc. stock plan designated in the Award Notice (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:
     1. Award of Restricted Stock Units. In consideration for the prior and continued service of Participant with the Company, the Company hereby awards to Participant as of the Grant Date restricted stock units (the “Restricted Stock Units”) with respect to the number of shares of its common stock, $0.01 par value per share (the “Common Stock”), set forth in the Award Notice.
     2. Rights of Stockholder. Participant shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Restricted Stock Units unless and until, and only to the extent, such Restricted Stock Units become vested pursuant to Section 3 hereof and the Participant becomes a stockholder of record with respect to such shares.
     3. Vesting of Restricted Stock Units and Forfeiture. Subject to Section 3(b) hereof, the Restricted Stock Units shall vest in accordance with the terms of Section 3(a) hereof.
     (a) The Restricted Stock Units shall become vested in accordance with the vesting schedule and the performance criteria, if any, set forth in the Award Notice.
     (b) Notwithstanding anything to the contrary in Section 3(a), in the event that prior to the vesting of the Restricted Stock Units pursuant to Section 3(a), Participant’s relationship as a Service Provider is terminated by Participant for other than Good Reason, as hereinafter defined, or due to Cause, as hereinafter defined, Participant shall forfeit, on the date on which such relationship is terminated, all of the Restricted Stock Units which shall not have vested prior to such date. In the event that prior to the vesting of the Restricted Stock Units pursuant to Section 3(a), Participant’s relationship as a Service Provider is terminated by Participant for Good Reason, by the Company without Cause, due to death or due to Disability, all of the Restricted Stock Units shall be fully vested.
     (c) Notwithstanding anything to the contrary in Section 3(a) hereof, in the event of a Change in Control, all of the Restricted Stock Units shall be fully vested. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any

“Person” (as hereinafter defined), other than a holder of at least 10% of the outstanding voting power of the Company as of the Grant Date, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) the Company is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; provided, however, that for purposes of this Agreement a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement; or (vi) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement.
     (d) In the event of a Rule 13e-3 transaction, then effective coincident with the consummation of such Rule 13e-3 transaction, the Restricted Stock Units shall be fully vested; provided, however, that notwithstanding the foregoing, in connection with the consummation of such Change in Control or Rule 13e-3 transaction, all such unvested Restricted Stock Units then held by Participant shall be deemed to vest at such time in order to permit Participant to participate in such transaction.
     (e) For purposes of this Agreement:
(i)	“Continuing Directors” shall mean the members of the Board on the Grant Date, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

(ii)	“Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act;

(iii)	“Cause” shall have the meaning set forth in the employment agreement, if any, between the Company and Participant, or if no such employment agreement exists, then such term shall have the meaning set forth in the Plan.

(iv)	“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Company and Participant or, if no such employment agreement exists, such term shall mean the resignation of Participant from employment with the Company following the occurrence of either or both of the events set forth in clauses (A) and (B) below without the prior written consent of Participant, provided that, in connection with either or both events, (1) Participant delivers written notice to the Company of his or her intention to resign from employment due to either or both of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (2) such event or events are not cured by the Company within fifteen (15) days following delivery of such written notice:
(A)	any reduction in Participant’s annual rate of base salary; or

(B)	any removal by the Company of Participant from his or her position or the assignment to Participant of duties and responsibilities materially inconsistent and adverse with such position, except in connection with termination of Participant’s employment for Cause or disability.
     4. Delivery of Certificates. Except to the extent Participant makes an effective deferral election pursuant to the terms of a deferral plan, if any, adopted by the Company and offered to Participant, and subject to Section 7, as soon as practicable after the vesting of the Restricted Stock Units, in whole or in part, the Company shall issue or deliver or cause to be issued or delivered to the Participant shares of Common Stock representing the number of Restricted Stock Units that become vested. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 7.
     5. Transferability. Notwithstanding anything contained in this Agreement to the contrary, Restricted Stock Units are not transferable or assignable by Participant.
     6. Adjustment Provisions. If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the Restricted Stock Units, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement. Any securities, awards or rights which become subject to this Agreement pursuant to this Section 6 shall be subject to the same restrictions as the underlying Restricted Stock Units to which they relate.

     7. Tax Withholding. As a condition precedent to the receipt of any shares upon or following the vesting of the Restricted Stock Units, Participant shall pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Participant recognizes as a result of the vesting of the Restricted Stock Units. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Participant.
     8. Registration. This award of Restricted Stock Units is subject to the condition that if at any time the Board or Compensation Committee shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Compensation Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.
     9. Rights of Participant. In no event shall this award of Restricted Stock Units or the other provisions hereof or the acceptance by Participant of this award of Restricted Stock Units interfere with or limit in any way the right of the Company, any of its Affiliates or Subsidiaries to terminate Participant’s relationship as Service Provider at any time, nor confer upon Participant any right to continue as Service Provider for any period of time or to continue his or her present or any other rate of compensation.
     10. Construction.
     (a) Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.
     (b) Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 16(a) of the Plan, this Agreement may be amended by the Board or Compensation Committee at any time.
     (c) Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.

     (d) Notices. Except as otherwise prescribed by the Company or its authorized representative, each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 10. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 1701 East Market Street, Jeffersonville, Indiana 47130 (attention: Senior Vice President, Law and Administration), with a copy to the Chairman of the Compensation Committee of the Company or to such other designee of the Company. Each notice to Participant shall be addressed to Participant’s address last known to the Company.
     (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.